                     REINSTATEMENT OF, AND THIRD AMENDMENT
                        TO, REAL ESTATE SALE AGREEMENT
                        ------------------------------
                     [Prentice Plaza, Englewood, Colorado]


     THIS REINSTATEMENT OF, AND THIRD AMENDMENT TO, REAL ESTATE SALE AGREEMENT (this "Amendment") is made as of the 11th day of May, 1999, by and between First Capital Prentice Avenue Associates, an Illinois joint venture (the "Seller") and Invesco Realty Advisors, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, Seller and Purchaser are parties to a Real Estate Sale Agreement dated as of March 19, 1999 (as amended from time to time, the "Purchase Agreement"). All capitalized terms which are used but not defined in this Amendment shall have the same respective meanings ascribed to such terms in the Purchase Agreement.

     WHEREAS, Purchaser terminated the Purchase Agreement pursuant to Section 8(A) thereof in a letter dated April 13, 1999;

     WHEREAS, the parties desire to reinstate and amend the Purchase Agreement as more particularly set forth below.

     NOW, THEREFORE, in consideration of the Purchase Agreement, the mutual covenants and agreements therein and hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller and Purchaser agree as follows:

     1. Reinstatement. Seller and Purchaser agree that the Purchase Agreement, as amended by this Amendment, is hereby reinstated and is in full force and effect.

     2. Purchase Price. The Purchase Price is hereby reduced to Twenty Two Million One Hundred Thousand Dollars ($22,100,000).

     3. Earnest Money. Within two business days after the date of this Amendment, Purchaser shall deposit a total of Six Hundred Thousand Dollars ($600,000) as Earnest Money with the Escrowee, and the term "Earnest Money" as used in the Purchase Agreement shall mean such $600,000, together with interest earned thereon.

     4. Waiver of Right of First Refusal. It shall be a condition precedent to Purchaser's obligation to close the transactions contemplated by the Purchase Agreement that either (i) Seller provides Purchaser with a letter from TCD North Inc. ("TCD") waiving its right of first refusal ("Right of First Refusal") to purchase the Property granted in that certain Warranty Deed dated September 30, 1983, recorded in Arapaho County, Colorado, in Book 3982, Page 154, with respect to the Purchase Agreement, as modified by this Amendment, or (ii) TCD fails to exercise its Right of First Refusal within thirty (30) days after receiving a letter from Seller about the sale of the Property together with a copy of the Purchase Agreement and this Amendment. In the event that TCD exercises the Right of First Refusal, the Purchase Agreement shall automatically terminate and be of no further force and effect, and Seller shall reimburse Purchaser for Purchaser's out-of-pocket, third-party due diligence expenses up to $60,000.

     5. Y2K Compliance. Seller has, to its knowledge, installed a Year 2000 compliant computer ("Y2K Computer") on the Property and shall permit Purchaser to conduct Year 2000

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compliance inspections of the building systems of the Property and the Y2K
Computer ("Y2K Inspections") from and after the date of this Amendment, provided, however, that such Y2K Inspections shall be conducted subject to the provisions of Section 10(G) of the Purchase Agreement (except that all references therein to inspections pursuant to Section 8(A) shall be deemed to include the Y2K Inspections). If the Y2K Inspections reveal, and Purchaser provides reasonable written estimates showing, that the cost of making the building systems Y2K compliant will exceed $35,000, either Seller or Purchaser shall have as its sole remedy the ability to terminate the Purchase Agreement by written notice to the other party given before 3:00 PM (Chicago time) on May 17, 1999, in which event the Earnest Money shall be returned to Purchaser and the Purchase Agreement shall be of no further force and effect except for the provisions thereof that explicitly survive the termination of the Purchase Agreement. Notwithstanding the foregoing, in no event shall the cost of making the building systems Y2K compliant include either (i) the cost of making services or equipment provided by vendors Y2K compliant, if such vendors are responsible for making such equipment or services Y2K compliant, or (ii) the cost of making a tenant's space Y2K compliant, if such tenant has agreed to lease such space in its "as-is" condition. In the event that either (i) the cost of making the building systems Y2K compliant is less than or equal to $35,000, or (ii) the cost of making the building systems Y2K compliant is greater than $35,000 but neither party elects to terminate the Purchase Agreement, then the parties shall proceed to Closing and Purchaser shall purchase the Property in its "AS IS, WHERE IS" condition, subject to ordinary wear and tear and the provisions of Section 10(H) of the Purchase Agreement, without any reduction in the Purchase Price or any credits given to Purchaser with respect to the Y2K Inspections. If theY2K Inspections reveal that the Y2K Computer is not Y2K compliant, Seller shall install a Y2K compliant computer at the Property on or before Closing.

     6. Inspection Period. The Inspection Period shall be deemed to have expired as of 12:01 A.M on the date of this Amendment, and Purchaser is deemed to have agreed to purchase the Property in its "AS IS, WHERE IS" condition, subject to ordinary wear and tear, the provisions of Section 10(H) of the Purchase Agreement and Section 5 of this Amendment.

     7.  Closing.  The Closing shall occur on June 4, 1999.

     8. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     9. Effect of Amendment. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect and otherwise unmodified. Nothing in this Amendment shall be construed as waiving any of Purchaser's conditions precedent to Closing set forth in the Purchase Agreement or Paragraph 4 of this Amendment, other than those set forth in Section 8(A) of the Purchase Agreement.


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

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Amendment as of the date first above written.

                                SELLER:

                                FIRST CAPITAL PRENTICE AVENUE ASSOCIATES, an
                                Illinois joint venture

                                By: First Capital Income Properties, Ltd. -- Series XI, an Illinois limited partnership, joint venturer

                                     By:  First Capital Financial Corporation,
                                          as General Partner


                                          By:
                                              ----------------------------------

                                          Name:
                                                --------------------------------

                                          Title:
                                                 -------------------------------

                                By:  First Capital Income and Growth Fund --
                                     Series XII, an Illinois limited
                                     partnership, joint venturer

                                     By:  First Capital Financial Corporation,
                                          as General Partner


                                          By:
                                              ----------------------------------

                                          Name:
                                                --------------------------------

                                          Title:
                                                 -------------------------------


                                PURCHASER:

                                INVESCO REALTY ADVISORS, INC., a Delaware corporation


                                By:
                                    --------------------------------------------

                                Name:
                                      ------------------------------------------

                                Title:
                                       -----------------------------------------



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